MEDIA CONSULTING CONTRACT

This Media Consulting Contract ("Contract") is made this 15th day of December, 1999 by and between Urbana.ca. Inc., a Nevada corporation ("Client"), Suite 804, 750 West Pender Street,
Vancouver, BC V6C 2T8, and Loretta Paul, an individual doing business as Gruntwerk Media Enterprises ("Consultant"), Suite
115, 800 Andrews Road, Richmond, BC V7E 6M2.

In consideration of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Conditions and Effective Date.

This Contract shall not take effect, and Consultant shall have no obligation to provide services as described herein, until client pays the retainer set forth below and returns a signed copy of this Contract; however. the effective date shall be retroactive to the date Consultant first provided services.

2.  Scope of Duties.

Client hires Consultant to provide media related consulting services in connection with the operation of its business as it pertains to the design, imaging and sale of "set-top boxes". Consultant agrees to provide same general services for any other peripheral products in which the Client may develop for sale. Such services shall also include advertising liaison from time to time.

3.  Term of Engagement and Termination.

The term of engagement shall be for one (1) year from the effective date and may be terminated by either party without cause upon 30 days written notice.

4.  Retainer and Expenses.

Consultant agrees to accept a retainer of 50,000 shares in the capital of the Client and instructs that said shares be issued to the Consultant. Said shares shall also offset all expenses incurred by the Consultant in performance of this Contract, including travel.

5.  Assignment.

This Contract may not be assigned by either party without the written consent of the other party.

6.  Entire Agreement.

This Contract represents the entire agreement between the parties. It is acknowledged by both parties that they may be required to enter into certain agreements or file documents in the course of registering the retainer shares for trading.

IN WITNESS WHEREOF, the parties have caused this Contract to be executed and delivered as of the date first written above.

                                        Urbana.ca, Inc.


                                        By :  /s/  Robert S. Tyson
                                        Robert S. Tyson, Secretary


                                        Loretta Paul, doing business as
                                        Gruntwerk Media Enterprises


                                        /s/  Loretta Paul